Exhibit 99.1

Gexa Energy Announces the Filing of Its 2003 10-KSB and Provides Guidance for First Quarter 2004

     HOUSTON--(BUSINESS WIRE)--May 18, 2004--Gexa Corp. (OTCBB:GEXCE), a Texas Retail Electricity Provider, announced today that it has filed its 10-KSB for the fiscal year ended Dec. 31, 2003 with the Securities and Exchange Commission. The Company reported revenues for 2003 of $115,142,685 and income from operations of $2,783,796. The Company also indicated that it expects revenues in the first quarter of 2004 of approximately $50 million with income from operations of approximately $2.5 million.
     Because of the previously reported delay in finalizing the Company's 2003 audit, the Company has filed for an extension of time to file its 2004 first quarter 10-Q. The Company does, however, anticipate filing its 10-Q within the five-day extension period.
     Neil Leibman, chairman and chief executive officer, stated, "I am delighted that we can report the filing of our 10-KSB and inform our shareholders of our guidance for the first quarter and when we expect to file our first quarter 10-Q. Our first quarter reflects strong operating results and continued growth of our customer base." Mr. Leibman also said, "We are continuing to implement the action plan from the Audit Committee regarding improvement of our systems of internal controls. We believe this process has made the Company stronger operationally and we can continue to concentrate our attention on the growth of the business."
     The Company previously reported that NASDAQ had inserted a character "E" at the end of the Company's trading symbol to denote the Company's filing delinquency regarding its 10-KSB. The Company has contacted NASDAQ's OTC Bulletin Board and provided them its filed 10-KSB and requested the removal of the "E" from its trading symbol. The Company has also contacted the NASDAQ Small Cap Market, and advised it of the 10-KSB filing so that it may continue review of the Company's listing application.
     The Company also indicated in its 2003 10-KSB that it had finalized its previously disclosed review of the Company's revenue accounting methodology, and had now adopted the "flow" technique of revenue calculation. This will enable the Company to use current information from ERCOT, which has recently become available, regarding the actual settlement of the amount of electricity delivered to customers. In applying the flow technique through 2003, the Company determined that during the second and third quarters of 2003, estimated revenue had been overstated by approximately $2,068,457 and $2,046,086, respectively. The Company determined in applying its previous revenue accounting methodology that it had not utilized all of the information available in its revenue estimation process. These adjustments only involve a redistribution of revenue between the second, third and fourth quarters of 2003. Cash flow for these periods is not changed. See Footnote 11 to the Financial Statements included in the 10-KSB for a more complete discussion of this matter.
     About Gexa Energy: Gexa Energy is a Texas-based retail electric provider, which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service.

     Forward-Looking Statements:

     This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.


     CONTACT: Gexa Energy Corp., Houston
              Neil Leibman, 713-961-9399
              investors@gexaenergy.com
              www.gexaenergy.com